Exhibit 99.1

March 31, 2009

Dear Isilon Stockholder:

You are cordially invited to attend the 2009 annual meeting of stockholders of Isilon Systems, Inc., which will be held on Monday, April 20, 2009, at 10:00 a.m. at 3101 Western Avenue, Seattle, Washington 98121.

Details of the business to be conducted at the meeting are contained in the notice of annual meeting and the proxy statement that follow.

Whether or not you plan to attend the annual meeting, your vote will ensure that your shares are represented. We hope that you will vote your shares as soon as possible. You may vote via the Internet, by telephone, or by mailing a completed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

We urge you to carefully review the proxy materials and to vote FOR the director nominees, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year and FOR the one-time stock option exchange program for our eligible employees (excluding our executive officers and members of our board of directors).

Thank you for your interest in Isilon.

Sincerely,

Sujal M. Patel
President and Chief Executive Officer

ISILON SYSTEMS, INC.

3101 Western Avenue

Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 20, 2009

To the Stockholders of Isilon Systems, Inc.:

Notice is hereby given that the 2009 annual meeting of stockholders of Isilon Systems, Inc. will be held at 3101 Western Avenue, Seattle, Washington 98121 on Monday, April 20, 2009, at 10:00 a.m., local time, for the following purposes:

1.	To elect as Class III directors the three nominees named in the attached proxy statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year.

3.	To approve a one-time stock option exchange program for our eligible employees (excluding our executive officers and members of our board of directors).

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 6, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders will be available for inspection at least ten days prior to the annual meeting at our principal executive offices at 3101 Western Avenue, Seattle, Washington 98121.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 20, 2009: the Proxy Statement for the Annual Meeting and the Annual Report to Stockholders for the year ended December 31, 2008 are available at https://www.sendd.com/EZproxy/?project_id=148.

By Order of the Board of Directors,

Keenan M. Conder
Vice President, General Counsel and Corporate Secretary

Seattle, Washington

March 31, 2009

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR VOTE IS RECORDED PROMPTLY. MOST STOCKHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR VOTES: (1) VIA THE INTERNET; (2) BY TELEPHONE; OR (3) BY MAIL. WE ENCOURAGE YOU TO RECORD YOUR VOTE VIA THE INTERNET. IT IS CONVENIENT AND SAVES US SIGNIFICANT POSTAGE AND PROCESSING COSTS. YOUR COMPLETED PROXY, OR YOUR TELEPHONE OR INTERNET VOTE, WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON SHOULD YOU SO CHOOSE.

ISILON SYSTEMS, INC.

3101 Western Avenue

Seattle, Washington 98121

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The enclosed proxy is being solicited by our board of directors for use in connection with the annual meeting of stockholders of Isilon Systems, Inc., to be held at 3101 Western Avenue, Seattle, Washington 98121 on Monday, April 20, 2009, commencing at 10:00 a.m. and at any adjournments thereof. Our telephone number is (206) 315-7500. The mailing of this proxy statement and our board of directors’ form of proxy to stockholders will commence on or about March 31, 2009.

What is the purpose of this proxy statement?

This proxy statement provides information regarding matters to be voted on by stockholders at the annual meeting and other information regarding the governance of our company.

Who is entitled to vote at the meeting?

The board of directors set March 6, 2009, as the record date for the 2009 annual meeting of stockholders. You can vote if you were a registered or beneficial stockholder of Isilon at the close of business on the record date. At the close of business on the record date, we had 64,098,950 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. There is no cumulative voting.

What is the difference between a registered stockholder and a beneficial stockholder?

Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

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Registered Stockholder: If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the “stockholder of record” or a “registered stockholder,” and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the company or to vote in person at the annual meeting.

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Beneficial Stockholder: If your shares are held in a stock brokerage account or by a bank, trustee or nominee, you are considered the “beneficial stockholder” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

How do I vote my shares?

•	Registered Stockholders: There are three ways you can cast your vote:

•	complete, sign and mail the enclosed proxy card. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the meeting;

•	vote by telephone or via the Internet by following the instructions included on your proxy card; or

•	attend the meeting and deliver your completed proxy card or complete a ballot in person.

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Beneficial Stockholders: Your proxy materials include a voting instruction form from the institution holding your shares. The availability of telephone or Internet voting will depend upon the institution’s voting processes. You may also vote in person at the annual meeting if you obtain a legal proxy from the institution holding your shares. Please contact the institution holding your shares for information.

How does the board recommend that I vote?

The board of directors recommends a FOR vote on the following proposals:

•	Proposal No. 1: Election of the three nominees named in this proxy statement as Class III directors;

•	Proposal No. 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year; and

•	Proposal No. 3: Approval of a one-time stock option exchange program for our eligible employees (excluding our executive officers and members of our board of directors).

What vote is required to approve each of the proposals?

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Proposal No. 1: The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election of each director. This means that the director nominees who receive the most votes will be elected to the three available positions on the board of directors.

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Proposal No. 2: The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matter, are necessary to ratify the appointment of PricewaterhouseCoopers.

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Proposal No. 3: The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matter, are necessary to approve a one-time stock option exchange program for our eligible employees.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify our independent auditor and the proposal to approve a one-time stock option exchange program.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold authority to vote for one or all of the directors, this has the same effect as a vote against those directors.

If you hold your shares in “street name” and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes.” Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but are not counted for purposes of determining the number of votes cast for or against the proposal. Pursuant to the rules that govern brokers who have record ownership of shares that are held in “street name,” however, brokers only have discretion to vote these shares on routine matters; they do not have discretion to vote these shares on non-routine matters. Our proposal 1 and proposal 2 are considered routine matters; therefore, if you do not otherwise instruct your broker or other nominee, the broker or nominee has discretionary authority to vote your shares “FOR” the election of directors and the ratification of the appointment of our independent registered public accounting firm. Our proposal 3 is considered a non-routine matter; therefore, if you do not otherwise instruct your broker or other nominee, the broker or nominee will not be permitted to vote your shares.

Who will count the vote?

Representatives of BNY Mellon Shareowner Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

Expenses of soliciting proxies

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview. We may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

Can I change my vote after I have mailed in my proxy card?

•	Registered Stockholders: You can revoke your proxy before it is voted by:

•	signing a later-dated proxy card and submitting it so that it is received prior to the meeting in accordance with the instructions included on the proxy card;

•	vote by telephone or via the Internet by following the instructions included on your proxy card; or

•	attend the meeting and deliver your completed proxy card or complete a ballot in person.

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Beneficial Stockholders: If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy from the institution holding your shares. Please contact the institution holding your shares for information.

Attending the meeting will not, by itself, revoke a proxy unless you specifically request it.

Is there a minimum number of shares that must be represented in person or by proxy to hold the annual meeting?

A majority of our outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a “quorum.” Shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting, or you vote by telephone or via the Internet, or if you properly submit a proxy card. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding Isilon shares. These may include: accounts with our transfer agent, BNY Mellon Shareowner Services; accounts holding shares that you have purchased under our stock option or employee stock purchase plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

How can I access Isilon’s proxy materials and annual report electronically?

The proxy statement and our fiscal year 2008 annual report on form 10-K are available at either https://www.sendd.com/EZproxy/?project_id=148 or on our website at www.isilon.com, by clicking on “Company” and then “Investor Relations.”

What is “householding” and how does it affect me?

The Securities and Exchange Commission, or the SEC, has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household Isilon proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Investor Relations, Isilon Systems, Inc., 3101 Western Avenue, Seattle, Washington 98121, or call (206) 315-7500.

Attending the annual meeting

Our annual meeting will begin promptly at 10:00 a.m., local time, on Monday, April 20, 2009, at 3101 Western Avenue, Seattle, Washington 98121. All registered or beneficial stockholders should be prepared to present photo identification for admission to the annual meeting. If you hold your shares in “street name,” you may be asked to present proof of beneficial ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the annual meeting.

Adjournment of meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ended March 31, 2009.

MATTERS REQUIRING STOCKHOLDER ACTION

PROPOSAL 1 — ELECTION OF CLASS III DIRECTORS

Our amended and restated certificate of incorporation provides for a classified board of directors divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. Vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Alternatively, our bylaws provide that the board of directors, at its option, may increase or decrease the authorized number of directors. The current authorized number of directors of the company is eight.

At this year’s annual meeting, the terms of our Class III directors will expire. James G. Richardson, Matthew S. McIlwain and Peter H. van Oppen are the current Class III directors who have been nominated for re-election to the board of directors to serve until the 2012 annual meeting or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than three directors. A director nominee must receive the vote of a plurality of the voting power of shares present at the meeting in order to be elected. Unless the board reduces the number of directors, the enclosed proxy will be voted to elect the replacement nominee designated by the board of directors in the event that a nominee is unable or unwilling to serve.

The current composition of the board is:

Class I Directors (serving until the 2010 meeting)	William D. Ruckelshaus Gregory L. McAdoo

Class II Directors (serving until the 2011 meeting)	Barry J. Fidelman Elliott H. Jurgensen, Jr. Sujal M. Patel

Class III Directors (term expiring at this meeting)	James G. Richardson Matthew S. McIlwain Peter H. van Oppen

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THE THREE NOMINATED CLASS III DIRECTORS. PROXIES WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES UNLESS OTHERWISE SPECIFIED.

The nominees for election as directors, and the directors whose terms of office will continue after the meeting, have provided the following information about themselves. Dates listed for the nominees and continuing directors include service as directors of predecessor companies to Isilon.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2012:

James G. Richardson Age: 51 Director since October 2006 Board Committees: Audit and Compensation	Mr. Richardson retired from the executive management team at Cisco Systems, Inc. in January 2008. Mr. Richardson had been with Cisco since 1990, where he began his career as the founder of Cisco’s Canadian operations. Mr. Richardson served as Cisco’s Senior Vice President, Commercial Business from January 2006 to January 2008 and has held numerous other senior leadership positions at Cisco, including Vice President of North American Operations; President of EMEA and Senior Vice President; Senior Vice President of the Enterprise Line of Business and Internet Communications Software Group; and Senior Vice President, Chief Marketing Officer. Mr. Richardson received a Bachelor of Commerce degree in marketing and finance from Queen’s University in Kingston, Ontario.

Matthew S. McIlwain Age: 44 Director from May 2001 – April 2007 and since February 2008 Board Committees: Compensation	Mr. McIlwain has served as a Managing Director of Madrona Venture Group, a venture capital firm, since June 2002 after joining in May 2000. Prior to joining Madrona, Mr. McIlwain served as Vice President of Business Process for the Genuine Parts Company. Previously, Mr. McIlwain served as an Engagement Manager at McKinsey & Company, where he focused on strategy and marketing in technology-driven industries, and also worked in investment banking at Credit Suisse First Boston. Mr. McIlwain currently serves on the boards of directors of several private companies. Mr. McIlwain received a Bachelor of Arts degree in government and economics from Dartmouth College, a Master of Arts degree in public policy from Harvard University’s Kennedy School of Government and a Master of Business Administration degree from Harvard Business School.

Peter H. van Oppen Age: 56 Director since February 2008 Board Committees: Audit and Nominating and Governance	Mr. van Oppen most recently served as Chief Executive Officer and Chairman of the Board for Advanced Digital Information Corporation (ADIC) for twelve years, from 1994 through its acquisition by Quantum Corp. in 2006. Prior to ADIC, Mr. van Oppen served as President and Chief Executive Officer of Interpoint, a predecessor company to ADIC, from 1989 until its acquisition by Crane Co. in October 1996, and has also been a consultant at Price Waterhouse LLP and Bain & Company. Mr. van Oppen currently serves as Vice Chairman of the Board of Trustees and Chair of the Investment Committee at Whitman College. Mr. van Oppen received a Bachelor of Arts degree in political science from Whitman College and a Master of Business Administration degree from Harvard Business School, where he was a Baker Scholar.

Members of the Board of Directors Continuing in Office

The following directors will continue to serve until 2010:

William D. Ruckelshaus Age: 76 Director since October 2004 Board Committees: Audit and Nominating and Governance	Mr. Ruckelshaus has served as Chairman of our board of directors since August 2006. Mr. Ruckelshaus has served in a consultative capacity to the Madrona Venture Group as a non-management strategic director since 1999. From 1988 to 1995, Mr. Ruckelshaus served as Chairman and Chief Executive Officer of Browning-Ferris Industries, and from 1995 to 1999 he served as Chairman. Mr. Ruckelshaus served as the founding Administrator of the U.S. Environmental Protection Agency in 1970 and has served as Acting Director of the Federal Bureau of Investigation and Deputy Attorney General of the U.S. Department of Justice. Mr. Ruckelshaus served as Senior Vice President for Law and Corporate Affairs for the Weyerhaeuser Company and again served as EPA Administrator in the mid-1980s before joining Perkins Coie LLP, a private law firm, where he worked as an attorney. Mr. Ruckelshaus has previously served on the boards of directors of several corporations, including Cummins Engine Company, Nordstrom and the Weyerhaeuser Company. Mr. Ruckelshaus is currently Chairman of the Leadership Council of the Partnership for Puget Sound, a state agency, and a member emeritus of the board of directors of World Resources Institute in Washington, D.C. Mr. Ruckelshaus received a Bachelor of Arts degree in politics from Princeton University and a Juris Doctorate degree from Harvard Law School.

Gregory L. McAdoo Age: 44 Director since July 2002 Board Committees: Compensation, Nominating and Governance	Mr. McAdoo has been a Partner of Sequoia Capital, a venture capital firm, since 2000. Prior to Sequoia Capital, Mr. McAdoo served as President and Chief Executive Officer of Sentient Networks, a circuit emulation company that was acquired by Cisco Systems, Inc. in 1999. Mr. McAdoo has more than 17 years of engineering and management experience in the networking industry and has held senior engineering and executive level management positions at Cisco Systems, Inc., Sourcecom, Micom Communications and Datability Systems. Mr. McAdoo also serves on the boards of directors of flipt, Inc. and PowerFile, Inc. Mr. McAdoo received a Bachelor of Science degree in electrical engineering from Stevens Institute of Technology.

The following directors will continue to serve until 2011:

Barry J. Fidelman Age: 68 Director since May 2003 Board Committees: Nominating and Governance	Mr. Fidelman has been a Partner of Atlas Venture, a venture capital firm, since 1988. Prior to Atlas Venture, Mr. Fidelman held senior executive positions at Data General, Apollo Computer and Alliant Computer. Mr. Fidelman also currently serves on the boards of directors of several private companies. Mr. Fidelman received a Bachelor of Science degree in electrical engineering from Massachusetts Institute of Technology and a Master of Business Administration degree from Harvard Business School.

Elliott H. Jurgensen, Jr. Age: 64 Director since April 2006 Board Committees: Audit and Compensation	Mr. Jurgensen retired from KPMG LLP, an accounting firm, in January 2003 after 32 years as an auditor, including 23 years as a partner. Mr. Jurgensen held a number of leadership roles at KPMG, including national partner in charge of its hospitality industry practice from 1981 to 1993, Managing Partner of the Bellevue office from 1982 to 1991 and Managing Partner of the Seattle office from 1993 to October 2002. Mr. Jurgensen currently serves on the boards of directors of BSquare Corporation, McCormick & Schmick’s Seafood Restaurants, Inc., and Varolii Corporation. Mr. Jurgensen received a Bachelor of Science degree in accounting from San Jose State University.

Sujal M. Patel Age: 34 Director since January 2001 No Board Committees	Mr. Patel is one of our founders and has served as our President and Chief Executive Officer since October 2007. Mr. Patel also served as our Chief Technology Officer from 2001 to March 2008 and as President and Chief Executive Officer from the founding of Isilon in 2001 until August 2003. Prior to joining us, from 1996 to January 2001, Mr. Patel served in various engineering roles at RealNetworks, Inc., a provider of Internet media delivery software and services, most recently as Development Manager, RealSystem Products, in which capacity he was the chief architect for the second generation of RealSystem products. Mr. Patel received a Bachelor of Science degree in computer science from the University of Maryland at College Park.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers as our independent registered public accounting firm for the 2009 fiscal year.

While we are not required to do so, Isilon is submitting the appointment of PricewaterhouseCoopers to serve as our independent registered public accounting firm for the 2009 fiscal year for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the audit committee will reconsider its selection. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, where they will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF ISILON AND OUR SUBSIDIARIES FOR THE 2009 FISCAL YEAR. PROXIES WILL BE VOTED FOR RATIFYING THIS APPOINTMENT UNLESS OTHERWISE SPECIFIED.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate audit fees billed to us by our independent registered public accounting firm, PricewaterhouseCoopers, for services in the fee categories indicated below during the fiscal years ended December 30, 2007 and December 31, 2008. The audit committee has considered the scope and fee arrangements for all services provided by PricewaterhouseCoopers, taking into account whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence. The audit committee pre-approved 100% of the services described below.

	2007 Fiscal Year	2008 Fiscal Year
Audit Fees(1)	$986,357	$529,496
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	2,480	2,781

Total	$988,837	$532,277

(1)	Consists of fees billed for professional services rendered for the audit of the company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements including consultations related to compliance with the Sarbanes-Oxley Act of 2002. Nearly half of the Audit Fees in fiscal 2007 were for services in connection with the audit committee’s independent investigation.
(2)	Includes fees related to subscription services.

Pre-Approval Policies

The audit committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

Audit Committee Report

Review of Audited Financial Statements

The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008, with both our management and independent registered public accounting firm, PricewaterhouseCoopers. The audit committee has discussed with PricewaterhouseCoopers the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T. Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The audit committee has received from PricewaterhouseCoopers the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers their independence. The audit committee has considered the effect of non-audit fees on the independence of PricewaterhouseCoopers and has concluded that such non-audit services are compatible with the independence of PricewaterhouseCoopers.

Based on these reviews and discussions, the audit committee recommended to the board of directors, and the board of directors approved, that the financial statements for fiscal 2008 be included in our 2008 annual report on form 10-K filed with the SEC.

This report has been furnished by the members of the audit committee.

Elliott H. Jurgensen, Jr., Chair

William D. Ruckelshaus

James G. Richardson

Peter H. van Oppen

PROPOSAL 3 — APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR ELIGIBLE EMPLOYEES

On February 7, 2009, our board of directors approved, subject to stockholder approval, a one-time stock option exchange program (the “exchange program”). The proposed exchange program would enable our eligible employees to surrender certain outstanding stock options (the options eligible for the exchange program are referred to herein as “eligible options”) granted under our Amended and Restated 2001 Stock Plan and 2006 Equity Incentive Plan (the “Plans”) with an exercise price above the per-share 52-week high of our common stock (measured as of the start date of the exchange program) for a reduced number of new options to be granted under the 2006 Equity Incentive Plan with an adjusted vesting schedule and reduced term. Our board of directors believes this program will enhance long-term stockholder value by restoring meaningful retention and incentive benefits to our employee stock option program. Our intent in using the per-share 52-week high of our common stock threshold is to ensure that only outstanding stock options that are appropriately “out-of-the-money” or “underwater” (i.e., that have an exercise price above our current trading price as of the commencement of the exchange program) are eligible for the exchange program.

Overview of the Exchange Program and Management Considerations

Eligibility

If approved by the stockholders, the exchange program will be open to employees based in our U.S. and overseas locations who are employed by us or our subsidiaries at the commencement of the exchange program and who remain employed through the end of the exchange period. Members of our board of directors and our executive officers are not eligible to participate in the exchange program. We may exclude employees in certain non-U.S. jurisdictions from the exchange program if local law or other constraints would make their participation infeasible or impractical. If approved by our stockholders, the exchange program is expected to begin approximately four (4) days after the date of the 2009 annual meeting of stockholders. Participation in the proposed exchange program is voluntary.

Determination of Exchange Ratios

Participants in the proposed exchange program will receive a lesser number of new options in exchange for their cancelled options. We will determine the number of new options based on an exchange ratio applied to the eligible options cancelled. The exchange ratio will depend on the original exercise price of the eligible option and the then current fair value of the option (calculated using a Black-Scholes option valuation model), as described further below. The exchange ratios for new options will be established as a value-for-value exchange by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping.

Vesting and Term of New Options

The vesting schedule and term for a new option granted under the exchange program will be determined based on the year of grant of the eligible option it replaces, as described further below.

Commencement of the Exchange Program

If stockholders approve this proposal, we intend to commence the exchange program on April 24, 2009. The commencement date may be delayed and will be determined at the discretion of our board of directors. As described in more detail below, eligible employees would have at least a 20-business day period beginning on the commencement date to decide whether to participate and surrender some or all of their eligible options. Tendered options would be cancelled at the close of the exchange period and new options would be granted on the same day. The new options would have an exercise price equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant.

Material Terms of the Exchange Program

The material terms of the exchange program include eligibility, the exchange ratios to be applied to eligible options and the vesting schedule and term to apply to the options issued pursuant to the exchange program. These terms are summarized and described in further detail below.

Reasons for Conducting the Exchange Program

For a number of reasons, we believe the exchange program is an important component in our strategy to align employee and stockholder interests through our equity compensation practices. We believe that the exchange program is important because it will permit us to:

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restore retention and incentive value of our equity incentive program for employees who participate in the exchange program by issuing them new options that will vest over a period of time following the exchange if they remain employed with us. This is the primary purpose of the exchange program;

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meaningfully reduce our total number of outstanding equity awards, or “overhang,” represented by outstanding options that have high exercise prices and may no longer incentivize their holders to remain as our employees and may be viewed by investors as potentially dilutive; and

•	better align the value associated with the compensation expense that we recognize and will continue to recognize in the future for outstanding options.

The exchange program will take place if and only if the exchange program is approved by our stockholders. If our stockholders do not approve the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options even though the options may have little or no retention or incentive value.

Stockholder approval is required for the exchange program before it can be implemented.

Alternatives Considered

In considering how best to continue to motivate, retain and reward our employees who have options that are underwater, we evaluated several alternatives, including the following:

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Increase Cash Compensation. To replace the intended benefits of options, we would need to substantially increase cash compensation. These increases would substantially increase our compensation expense and reduce our cash position and cash flow from operations. In addition, these increases would not reduce our overhang.

•

Grant Additional Equity Awards. We also considered granting employees additional equity at current market prices. However, these additional grants would substantially increase our equity award overhang and the potential dilution to our stockholders and would increase our compensation expense accordingly.

We determined that a program under which employees could exchange eligible options for a lesser number of options was most attractive for a number of reasons, including the following:

•

Reasonable, Balanced Incentives. Under the exchange program, participating employees will surrender eligible options for a lesser number of options with new vesting requirements. We believe the grant of a lesser number of options is a reasonable and balanced exchange for the eligible options.

•

Restore Retention and Motivation Incentives. Many companies, especially those in the technology industry, have long used equity awards as a means of attracting, motivating and retaining their best employees, while aligning those employees’ interests with those of the stockholders. We continue to believe that equity awards are an important component of our employees’ total compensation, and that replacing this component with additional cash compensation to remain competitive could have a material adverse effect on our financial position and cash flow from operations. We also believe that in order to have the desired impact on employee motivation and retention, our employee options should be exercisable near the current price of our common stock. The failure to address the underwater option issue in the near to medium term will make it more difficult for us to retain our key employees. If we cannot retain these employees, our ability to compete with other companies in our industry could be jeopardized, which could adversely affect our business, results of operations and future stock price.

•

Overhang Reduction. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, or are canceled due to expiration or the employee’s termination. The exchange program will reduce our overhang while eliminating the ineffective eligible options that are currently outstanding. Under the proposed exchange program, participating employees will receive options covering a lesser number of shares than the number of shares covered by the surrendered options. Because participating employees will receive a lesser number of options in exchange for their eligible options, the number of shares of stock subject to all outstanding options will be reduced, thereby reducing our equity overhang.

•

Reduced Pressure for Additional Grants. If we are unable to conduct a program in which underwater options with low incentive value may be exchanged for a lesser number of options with higher incentive value, we may need to issue additional options or other equity awards to our employees at current market prices in order to provide our employees with renewed incentive value. Any such additional grants would increase our overhang as well as our compensation expense, and would also more quickly exhaust our current pool of shares available for future grant.

•

Conservation of Equity Pool. Under the exchange program, options originally granted under the Plans and surrendered will return to the pool of shares available for future grant under the 2006 Equity Incentive Plan. This return of shares will constitute an efficient use of the shares available for future issuance as well as reduce our overhang.

Summary of the Exchange Program

Mechanics of the Exchange Program

Our board of directors authorized the exchange program on February 7, 2009, upon the recommendation of the compensation committee and subject to stockholder approval. We have not implemented the exchange program and will not do so unless our stockholders approve this proposal. If we receive stockholder approval of the proposal, it is anticipated that the exchange program would commence on April 24, 2009.

Upon the start of the exchange program, eligible employees holding eligible options will receive a written offer that will set forth the precise terms and timing of the exchange program. Eligible employees will be given at least 20 business days to elect to surrender their eligible options in exchange for new option awards. Promptly following the completion of the exchange offer, surrendered eligible options will be canceled and new options will be granted in exchange.

At the start of the exchange program, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain the offer to exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov.

Reasons for Implementing an Exchange Program

We believe our business and stock price has been and will continue to be impacted by the downturn in global economic conditions. As a result, a large number of our employees hold options with exercise prices significantly higher than the current market price of our common stock. The weighted average exercise price of our outstanding options is $5.68, as compared to a closing price of our common stock of $2.04 on March 2, 2009. As of March 2, 2009, approximately 82% of our outstanding stock options are underwater based on the closing market value as of such date. As a result, our equity incentive program does not currently provide the retention or incentive value it was intended to provide. We developed the exchange program with the assistance of our outside consultants Towers, Perrin, Forster & Crosby, Inc., or Towers Perrin.

We believe the exchange program would provide employees a meaningful incentive that is directly aligned with the interests of our stockholders and would restore the lost retention value of the equity compensation of such employees.

By structuring the exchange program as a value-for-value exchange that is cost-neutral to the company, the exchange program will allow us to realize incentive and retention benefits from the new options issued, while recognizing essentially the same amount of compensation expense as we would have recognized for the eligible options. The exchange program also will have the added benefit of reducing the overhang represented by the outstanding eligible options.

Eligible Options

Eligible options will include outstanding options with an exercise price per share at or above the 52-week high of our common stock (measured as of the start date of the exchange program) granted under the Plans. As of March 2, 2009, options to purchase approximately 9,939,438 shares of our common stock were outstanding under the Plans. Of these, options to purchase approximately 6,065,558 shares of common stock were held by our current employees (other than executive officers and members of our board of directors). Because the eligibility of options will be determined based on the 52-week high of our common stock measured as of the start date of the exchange program and will depend upon an employee’s employment status at the beginning of the exchange program, we are unable to determine as of the date of this proxy the exact number of eligible options. However, as of March 2, 2009, options to purchase approximately 2,455,410 shares of common stock held by our current employees (other than executive officers and members of our board of directors) have exercise prices higher than $5.15, which is the estimated 52-week high of our common stock as of April 24, 2009 (assuming that the fair market value of our common stock does not rise above $5.15 before that date). The exact number of eligible options will vary depending on the start date of the exchange program, fluctuations in our stock price, and the employment status of optionees at the commencement of the exchange program.

Eligible Employees

The exchange program will be open to employees in our U.S. and overseas locations who are employed by us or our subsidiaries at the start of the exchange program. As noted above, members of our board of directors and our executive officers will not be eligible to participate. In addition to being employed as of the start of the exchange program, an employee will only be eligible to participate if he or she remains employed by us through the date new options are granted under the exchange program. Any employee holding eligible options who elects to participate in the exchange program but whose employment terminates for any reason prior to the grant of the new options, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will retain his or her eligible options subject to their existing terms. Although we intend to offer the exchange program to all or substantially all employees we may exclude employees in certain non-U.S. jurisdictions from the exchange program if local law or other constraints would make their participation infeasible or impractical.

Exchange Ratios

The exchange ratios of eligible options to new options will be established shortly before the start of the exchange program by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping, such that the exchange program may be cost-neutral to Isilon from an accounting perspective. These exchange ratios are determined relative to the fair value of the eligible options (calculated using the Black-Scholes model) within the relevant grouping. The calculation of fair value using the Black-Scholes model takes into account many variables, such as the volatility of our stock and the expected term of an award. Setting the exchange ratios in this manner is intended to result in the issuance of new options that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace.

The total number of options a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

Although the exchange ratios will not be determined until the exchange program commences, below is a hypothetical example.

Assume the exchange program begins on April 24, 2009, and the applicable 52-week high trading price is $5.15. Under these assumptions, stock options with an exercise price at or above $5.15 per share would be eligible for the exchange program. If, at the time the exchange ratios are set, the fair market value of Isilon common stock was $2.00, based on a standard option valuation method model of determining the exchange ratio, the following exchange ratios would apply:

If the Exercise Price of an Eligible Option is:	The Exchange Ratio Would Be (Exchanged Options for New Options):
$5.15 – $6.12	1.25-for-1
$6.13 – $12.20	1.50-for-1
Equal to or greater than $12.21	2.0-for-1

The following illustrates how the exchange ratios would apply in the hypothetical exchange of eligible options:

Eligible Stock Option Grant	Exercise Price	Exchange Ratio	New Stock Option Grant
500 stock options	$9.00	1.50-to-1	333 stock options (500 divided by 1.50)
1,200 stock options	$12.21	2.00-to-1	600 stock options (1,200 divided by 2.00)
Total stock options exchanged: 1,700 Total new stock options: 933

The above exchange ratios are provided only as an example. Shortly before the start of the exchange program, the board of directors will establish the actual exchange ratios for the exchange program in order to achieve a value-for-value exchange.

Participation in the Exchange Program

Participation in the exchange program is voluntary. Eligible employees will have an election period of at least 20 business days from the start of the exchange program in which to determine whether they wish to participate.

Because the decision whether to participate in the exchange program is completely voluntary, we are not able to predict which or how many employees will elect to participate, how many eligible options will be surrendered for exchange, and therefore how many options may be issued. As indicated above, the members of our board of directors and our executive officers are not eligible to participate in the exchange program.

Election to Exchange Underwater Options

Employees may decide whether to participate in the exchange program on a grant-by-grant basis. This means if an employee has more than one option grant, he or she may decide to fully surrender one option grant and retain the other option grant. Employees may only exchange the full number of unexercised shares issued under an option grant (whether vested or unvested) and may not elect to surrender only some of the unexercised shares covered by any particular option grant.

Vesting and Term of New Options

The vesting schedule and term for a new option granted under the exchange program will be determined based on the year of grant of the eligible option it replaces, in accordance with the following schedule (contingent upon the eligible employee’s continued service with us through each applicable vesting date):

Year of Grant of Eligible Option	New Term (from New Grant Date)	Vesting Schedule for New Option
2006	6 year term	100% of the total shares vesting on the 1-year anniversary of new grant date
2007	7 year term	2 year vesting schedule: 50% of the total shares vesting on the 1-year anniversary of new grant date, 1/8th of the total shares vesting quarterly thereafter
2008	8 year term	3 year vesting schedule: 1/3rd of the total shares vesting on the 1-year anniversary of new grant date, 1/12th of the total shares vesting quarterly thereafter

Terms and Conditions of the New Options

Options issued in the exchange program will be granted pursuant to our 2006 Equity Incentive Plan. The exercise price of the new options will be equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant. Each option represents the right to purchase shares of our common stock during a prescribed period of time and as the option vests. Stock options granted pursuant to the exchange program will be nonstatutory stock options. Except for the vesting schedule and term described above, all other terms and conditions of the new options issued in the exchange program will be substantially the same as those that apply to eligible options granted previously.

Terms of the Exchange Program

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, we may find it necessary or appropriate to change the terms of the exchange program to take into account our administrative needs, local law requirements, accounting rules, or decisions approved by our board of directors that make it appropriate to change the exchange program and the like. For example, we may alter the method of determining exchange ratios if it is decided that there is a more efficient and appropriate way to set the ratios while still continuing to limit incremental compensation expense. We also may exclude employees in certain non-U.S. jurisdictions from the exchange program if local law or other constraints would make their participation infeasible or impractical.

Additionally, our board of directors may decide not to implement the exchange program even if stockholder approval of the exchange program is obtained or may terminate the exchange program once it is in progress. The final terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the exchange program, it is possible that we may need to alter the terms of the exchange program to comply with comments from the staff.

Tax Consequences of Participation

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the exchange program documents. The law and regulations themselves are subject to change, and the Internal Revenue Service is not precluded from adopting a contrary position. The exchange of eligible options for new options should be treated as a non-taxable exchange, and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of new options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal tax consequences described in the preceding sentence.

Accounting Treatment of New Equity Awards

On January 2, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize incremental compensation expense, if any, resulting from the options granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new option granted to employees in exchange for surrendered eligible options, measured as of the date the options are granted, over the fair value of the eligible options surrendered in exchange for the new awards, measured immediately prior to the exchange. Our intent is to be cost-neutral from an accounting perspective at the time of the exchange.

In the event that any of the options are forfeited prior to their vesting due to termination of employment, the compensation expense for the forfeited options will not be recognized.

Impact of the Exchange Program on our Stockholders

The exchange program is intended to improve employee retention by restoring competitive and appropriate equity incentives for our employees, and to meaningfully reduce our total number of outstanding equity awards or overhang. The exchange program is designed to have a cost-neutral or minimal cost impact. We are unable to predict how many of our employees will exchange their eligible options.

Vote Requirement to Approve this Proposal

To approve this proposal, a majority of the shares represented and voting at the 2009 annual meeting of stockholders and a majority of the quorum required to transact business at the 2009 annual meeting of stockholders must vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM. PROXIES WILL BE VOTED FOR APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR ELIGIBLE EMPLOYEES UNLESS OTHERWISE SPECIFIED.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in applicable Nasdaq listing standards. The company’s director independence standards are set forth in our “Corporate Governance Guidelines” available at the website noted below.

Based on these standards, the board determined that each of the following non-employee directors is independent under all applicable standards of director independence and has no relationship with us, except as a director and stockholder:

•	William D. Ruckelshaus

•	Gregory L. McAdoo

•	Barry J. Fidelman

•	Elliott H. Jurgensen, Jr.

•	James G. Richardson

•	Matthew S. McIlwain

•	Peter H. van Oppen

In addition, the board determined that Mr. Patel is not independent under applicable Nasdaq listing standards because he is our president and chief executive officer.

BOARD MEETINGS

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his duties and to attend all board and committee meetings. The board of directors met eleven times during 2008, of which five were regularly scheduled meetings and six were not regularly scheduled. The independent directors met five times in executive session without any officer of the company present. All directors attended at least 75% of the meetings of the board of directors and of the committees on which they served during the fiscal year ended December 31, 2008.

BOARD COMMITTEES

The board has three standing committees to facilitate and assist the board of directors in the execution of its responsibilities. The committees are currently the audit committee, the compensation committee and the nominating and governance committee. In accordance with applicable Nasdaq listing standards, all of the committees are comprised solely of non-employee, independent directors. Charters for each committee are available on our website at www.isilon.com by first clicking on “Company,” then “Investor Relations” and then “Corporate Governance.” The charter of each committee is also available in print to any stockholder who requests it. The following table shows the current members of each of the standing board committees:

Audit Committee	Compensation Committee	Nominating and Governance Committee
Elliott H. Jurgensen, Jr.(1)	Elliott H. Jurgensen, Jr.(1)	William D. Ruckelshaus(1)
James G. Richardson	James G. Richardson	Barry J. Fidelman
William D. Ruckelshaus	Gregory L. McAdoo	Gregory L. McAdoo
Peter H. van Oppen(2)	Matthew S. McIlwain(2)	Peter H. van Oppen(3)

(1)	Committee chair.

(2)	Appointed to the committee May 2008.
(3)	Appointed to the committee July 2008.

Audit Committee

At the beginning of fiscal 2008, the audit committee was composed of Messrs. Jurgensen (committee chair), Ruckelshaus and Richardson. In May 2008, Mr. van Oppen was appointed to our audit committee. The board has determined that all current members meet the requirements for independence and financial literacy under the current rules of Nasdaq and SEC rules and regulations. Our board of directors has determined that Mr. Jurgensen is an “audit committee financial expert” within the meaning stipulated by the SEC and satisfies the financial sophistication requirements of Nasdaq. Our audit committee met nine times during our 2008 fiscal year.

As outlined more specifically in the audit committee charter, the audit committee has, among other duties, the following responsibilities:

•	Review internal controls and hold periodic meetings with our management and our independent registered public accounting firm to review the adequacy of such controls.

•	Appoint, compensate and oversee the work of the independent registered public accounting firm, including pre-approval of audit and non-audit services.

•	Review and discuss with management and the independent registered public accounting firm the annual audited financial statements and quarterly unaudited financial statements.

•	Review before release the unaudited quarterly operating results in our quarterly and annual financial results press releases, as well as any other financial press releases.

•	Oversee compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee member qualifications and activities.

•	Review, approve and monitor our code of ethics for principal executive officer and senior financial officers, which is incorporated in our Code of Business Conduct and Ethics.

•	Review our compliance with plans and policies as the same may be implemented from time to time.

•	Review and, if appropriate, approve in advance any proposed transactions involving potential conflicts of interest, including, specifically, all proposed related party transactions.

•

Establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

At the beginning of fiscal 2008, the compensation committee was composed of Messrs. Jurgensen (committee chair), Richardson and McAdoo. In May 2008, Mr. McIlwain was appointed to our compensation committee. The compensation committee is comprised solely of non-employee directors. Our board has determined that the current members of our compensation committee meet the requirements for independence under the applicable rules of Nasdaq. Our compensation committee met five times during our 2008 fiscal year.

As outlined more specifically in the compensation committee charter, the compensation committee has, among other duties, the following responsibilities:

•

Determine the salary, bonus and equity compensation of the chief executive officer, based on the evaluation of his or her performance and other relevant criteria as determined by the compensation committee.

•	In consultation with the chief executive officer, annually review and approve the compensation plans of the executive officers.

•	Make recommendations to the board with respect to compensation for service as a member of the board or a board committee.

•	Make recommendations to the board with respect to incentive compensation plans.

•

Retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or executive officer compensation and shall have sole authority to approve the consultant’s fees and other retention terms.

•	Oversee the administration of our stock option plans and other material employee benefit plans, including our 401(k) plan.

The compensation committee charter allows the committee to form and delegate authority to one or more subcommittees where appropriate.

The compensation committee has retained Towers Perrin as an independent compensation consultant. Towers Perrin provides the compensation committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs.

Nominating and Governance Committee

At the beginning of fiscal 2008, the nominating and governance committee was composed of Messrs. Ruckelshaus (committee chair), McAdoo and Fidelman. In July 2008, Mr. van Oppen was appointed to our governance committee. The governance committee is comprised solely of non-employee directors. Our board has determined that each member of our governance committee meets the requirements for independence under the current requirements of Nasdaq. Our governance committee met four times during our 2008 fiscal year.

As outlined more specifically in the governance committee charter, the governance committee has, among other duties, the following responsibilities:

•	Evaluate the current composition, organization, and governance of the board and its committees; determine future requirements; and make recommendations to the board for approval.

•	Determine on an annual basis desired board qualifications, expertise, and characteristics and conduct searches for potential board members with corresponding attributes.

•	Retain and terminate any search firm to be used to identify director candidates.

•	Evaluate and propose nominees for election to the board.

•	Oversee the board performance evaluation process.

•

Evaluate and make recommendations to the board concerning the appointment of directors to board committees, the selection of board committee chairs, and proposal of the board slate for election. Consider stockholder nominees for election to the board.

•	Review our succession planning process for the executive management team.

•	Review and monitor, and review and approve any waivers to, our Code of Business Conduct and Ethics.

•	Coordinate and review board and committee charters for consistency and adequacy under applicable rules, and make recommendations to the board for any proposed changes.

DIRECTOR NOMINATION PROCESS

Criteria

The governance committee is responsible for reviewing with the board the appropriate skills and characteristics required of board members individually as well as the board as a whole. Except as may be required by rules and regulations promulgated by Nasdaq or the SEC and as set forth herein, it is the current belief of the board that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess. In evaluating the qualifications of any director candidates, the governance committee will consider many factors, including issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments, and the like. The governance committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. The governance committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. While the board has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness, and (d) meet other requirements as may be required by applicable rules and regulations of Nasdaq and the SEC.

We have adopted a policy that the maximum number of public company boards of directors on which a member of our board may serve is six. This number includes our own board of directors. In addition, each board member must ensure that other existing and anticipated future commitments do not materially interfere with the member’s service as a director. Directors are expected to advise the governance committee of any invitations to join the board of directors of any other public company prior to accepting another directorship.

Stockholder Recommendations

As indicated above, the governance committee will consider director candidates recommended by our stockholders. Stockholder nominations for a director must be made in writing and addressed to our corporate secretary. Such stockholder’s notice shall contain the following information:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (otherwise referred to as the Exchange Act), in which such individual is a nominee for election to the board;

•	The information required by Section 2.4 of our bylaws (a copy of which will be provided to any stockholder upon written request);

•	The director candidate’s written consent to (a) if selected, be named in our proxy statement and proxy and (b) if elected, to serve on the board; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Identification and Evaluation of Nominees

The governance committee is responsible for regularly assessing the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the governance committee is responsible for considering various potential candidates for director. The governance committee will consider bona fide candidates from all relevant sources, including current board members, professional search firms, stockholders, and other persons. The governance committee is responsible for evaluating director candidates in light of the board membership criteria described above, based on all relevant information and materials available to the governance committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all or part of 2008, Messrs. Jurgensen, McIlwain, Richardson and McAdoo served as members of the compensation committee. None of the members of the compensation committee is a current or former officer or employee of ours or had any relationship with us requiring disclosure. In addition, none of our directors is an executive officer of another entity at which one of our executive officers serves as a director.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

In cases where management, in its reasonable business judgment, believes that stockholder attendance at our annual meeting is significant, we encourage director attendance at such annual meeting. Directors make every effort to attend our annual meeting of stockholders when meaningful stockholder attendance at such meeting is anticipated. Directors William D. Ruckelshaus, Sujal M. Patel and Matthew S. McIlwain attended our 2008 annual meeting of stockholders.

COMMUNICATIONS WITH DIRECTORS

The board of directors welcomes the submission of any comments or concerns from stockholders or other interested parties. These communications will go directly to our vice president, general counsel and corporate secretary. If a communication does not relate in any way to board of directors matters, he will deal with the communication as appropriate. If the communication does relate to any matter of relevance to the board of directors, he will relay the message to the chairman of the governance committee, who will determine whether to relay the communication to the entire board of directors or to the non-management directors. The vice president, general counsel and corporate secretary will keep a log of all communications addressed to the board of directors. If you wish to submit any comments or express any concerns to the board of directors, you may use one of the following methods:

•	Write to the board of directors at the following address:

Board of Directors

Isilon Systems, Inc.

c/o Keenan Conder, Vice President, General Counsel and Corporate Secretary

3101 Western Avenue

Seattle, WA 98121

•	E-mail the board of directors at corpsec@isilon.com.

GOVERNANCE POLICY DOCUMENTS

We have adopted “Corporate Governance Guidelines” to best ensure that the board of directors is independent from management and that the board of directors adequately performs its function as the overseer of management and to help ensure that the interests of the board of directors and management align with the interests of the stockholders. The “Corporate Governance Guidelines” are available at www.isilon.com by first clicking on “Company,” then “Investor Relations” and then “Corporate Governance” and are also available in print to any stockholder who requests a copy.

CODE OF ETHICS

We have adopted a “Code of Business Conduct and Ethics” that is applicable to all directors and employees and embodies our principles and practices relating to the ethical conduct of our business and long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. The “Code of Business Conduct and Ethics” is available at www.isilon.com by first clicking on “Company,” then “Investor Relations” and then “Corporate Governance” and is also available in print to any stockholder who requests it.

SECURITY OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned by all director nominees, directors, named executive officers and all directors and executive officers as a group as of February 20, 2009, including shares they had the right to acquire within 60 days after February 20, 2009. This table is based upon information supplied by executive officers, directors and principal stockholders and filings with the SEC. Except as otherwise noted, the beneficial owners listed have sole investment and voting power with respect to the shares shown.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Exercisable Stock Options(2)	Percent of Class(3)
5% Stockholders
Atlas Venture Fund V, L.P.(4)	15,051,590	—	23.49%
Sequoia Capital X(5)	11,651,603	—	18.18%
Madrona Venture Fund I-A, LP(6)	8,509,117	—	13.28%
Artis Capital Management, L.P.(7)	3,690,114	—	5.76%
Executive Officers and Directors
Sujal M. Patel	3,240,740	315,576	5.03%
William D. Richter	92,145	91,250	* %
Steven D. Fitz	282,500	232,500	* %
Gwen E. Weld(8)	304,328	143,912	* %
Keenan M. Conder	131,250	118,750	* %
William D. Ruckelshaus	212,671	206,666	* %
Gregory L. McAdoo(9)	11,651,603	—	18.18%
Barry J. Fidelman(10)	15,051,590	—	23.49%
Elliott H. Jurgensen, Jr.	166,526	166,526	* %
James G. Richardson	124,165	124,165	* %
Matthew S. McIlwain(11)	8,540,867	—	13.33%
Peter H. van Oppen	18,750	18,750	* %
Directors and executive officers as a group (16 individuals)	39,839,933	1,602,270	60.65%

*	Indicates ownership or aggregate voting percentage of less than 1%.
(1)	This column consists of the outstanding shares of common stock held, as well as the number of exercisable stock options set forth in the following column.
(2)	This column lists the number of shares of our common stock that the executive officers and directors have a right to acquire within 60 days after February 20, 2009, through the exercise of stock options.
(3)	This column represents the sum of the individual’s shares beneficially owned, as a percentage of the sum of our outstanding shares at February 20, 2009, plus all stock options exercisable by such individual within 60 days of February 20, 2009.
(4)	Based on information of beneficial ownership as of December 31, 2008, included in a Schedule 13G/A filed with the SEC on February 13, 2009. Each of Atlas Venture Fund V, L.P.; Atlas Venture Entrepreneurs’ Fund V, L.P.; Atlas Venture Associates V, L.P.; Atlas Venture Associates V, Inc.; Axel Bichara; Jean-Francois Formela; and Christopher Spray reports shared voting and dispositive power over 15,051,590 shares. Each of the foregoing disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address of all filing persons is 890 Winter Street, Suite 320, Waltham, MA 02451.
(5)

Based on information of beneficial ownership as of December 31, 2006, included in a Schedule 13G filed on February 7, 2007. Sequoia Capital X reports shared voting and dispositive power with respect to 9,291,352 shares; Sequoia Technology Partners X reports sole voting and dispositive power with respect to 1,360,906 shares; Sequoia Capital X Principals Fund, L.L.C. reports sole voting and dispositive power with respect to 999,345 shares; SC X Management, LLC reports sole voting and dispositive power with respect to 11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF. SC X LLC is the General Partner of SC X and STP X, and the Managing Member of SC X PF; Michael Moritz, Douglas Leone, Mark Stevens, Michael Goguen and Mark Kvamme, each of whom are Managing Members of SC X LLC and each of whom disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein, report shared voting and dispositive power with respect to 11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF. The address of all filing persons is 3000 Sand Hill Road, Building 4-180, Menlo Park, CA 94025.

(6)	Based on information of beneficial ownership as of December 31, 2008, included in a Schedule 13G/A filed on February 10, 2009. Each of Madrona Venture Fund I-A, LP, Madrona Venture Fund I-B, LP, Madrona Managing Director Fund, LLC, Madrona Investment Partners, LLC, Tom A. Alberg, Paul B. Goodrich, Matthew S. McIlwain, and Greg Gottesman reports shared voting and dispositive power with respect to 8,509,117 shares. Each of the foregoing disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address of all filing persons is 1000 Second Avenue, Suite 3700, Seattle, WA 98104.
(7)	Based on information of beneficial ownership as of December 31, 2008, included in a Schedule 13G/A filed with the SEC on February 17, 2009. Each of Artis Capital Management, L.P., Artis Capital Management, Inc. and Stuart L. Peterson reports shared voting and dispositive power over 3,690,114 shares. The address of all filing persons is One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, CA 94105.
(8)	Shares beneficially owned include 46,788 unvested shares that are subject to a repurchase right by us on February 20, 2009, which lapses as the shares vest over our 2001 Stock Plan standard 4-year vesting period beginning June 14, 2006.
(9)	Represents shares held by entities affiliated with Sequoia Capital based on information of beneficial ownership as of December 31, 2006, included in a Schedule 13G filed on February 7, 2007. Mr. McAdoo is a managing partner and member of various entities affiliated with Sequoia Capital. Mr. McAdoo does not have voting or dispositive authority over these shares and disclaims beneficial ownership of these shares.
(10)	Represents shares held by entities affiliated with Atlas Venture based on information of beneficial ownership as of December 31, 2008, included in a Schedule 13G/A filed on February 13, 2009. Mr. Fidelman is a Partner with Atlas Venture and thus may be deemed to beneficially own these shares. Mr. Fidelman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(11)	Represents 31,750 shares held directly as of February 20, 2009 and 8,509,117 shares held indirectly by entities affiliated with Madrona Venture Group based on information of beneficial ownership as of December 31, 2008, included in a Schedule 13G/A filed on February 10, 2009. Mr. McIlwain is a managing partner and member of various entities affiliated with Madrona Venture Group. Mr. McIlwain does not have sole voting or dispositive authority over the shares held by the entities affiliated with Madrona Venture Group and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2008 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2008, we are not aware of any reporting requirements under Section 16(a) that were not met in a timely manner by the persons who were executive officers, members of the board of directors or greater than 10% stockholders during such fiscal year.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We currently maintain two compensation plans that provide for the issuance of our common stock to officers, employees, directors, and consultants. These consist of the 2006 Equity Incentive Plan and the 2006 Employee Stock Purchase Plan. Each of these plans was adopted by our board of directors in November 2006 and approved by our stockholders in December 2006. The 2006 Equity Incentive Plan replaces our Amended and Restated 2001 Stock Plan.

The following table summarizes our equity compensation plans as of December 31, 2008:

Equity Compensation Plans

	(A)		(B)		(C)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column A)(1)(2)
Equity compensation plans approved by security holders	10,186,210	(3)	$5.72	(4)	7,944,963	(5)
Equity compensation plans not approved by security holders	—		—		—
Total	10,186,210	(3)	$5.72	(4)	7,944,963	(5)

(1)	Any shares underlying stock options issued under the 2001 Stock Plan that subsequently terminate without having been exercised or which are forfeited are added to the shares available under the 2006 Equity Incentive Plan.
(2)	Does not include 3,833,121 shares automatically added to our 2006 Equity Incentive Plan and 2006 ESPP, effective the first day of our 2008 fiscal year. Under the terms of the 2006 Equity Incentive Plan, the number of shares available for issuance shall be increased in an amount equal to the least of either (i) 3,500,000 shares, (ii) 5% of our outstanding shares on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the board. Under the terms of the 2006 ESPP, the number of shares available for issuance shall be increased in an amount equal to the least of either (i) 750,000 shares, (ii) 1% of our outstanding shares on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the board.
(3)	Excludes purchase rights accruing under the 2006 ESPP. Of the number of securities to be issued upon exercise, (i) 7,642,393 shares are subject to outstanding options under the 2006 Equity Incentive Plan, (ii) 2,413,825 shares are subject to outstanding options under the 2001 Stock Plan, and (iii) 129,992 shares are subject to outstanding warrants.
(4)	Represents the aggregate of (i) 10,056,218 option shares with a weighted average exercise price of $5.76 and (ii) 129,992 warrant shares with a weighted average exercise price of $2.31.
(5)	Includes 6,611,815 shares available for future issuance under the 2006 Equity Incentive Plan and 1,333,148 shares available for issuance under the 2006 ESPP as of December 31, 2008.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Committee and Process

The compensation committee (for purposes of this analysis, the “Committee”) of the board of directors discharges the board of directors’ responsibilities relating to compensation of all of our executive officers. The Committee is comprised of four non-employee directors, all of whom are independent pursuant to the current rules of Nasdaq, Rule 16b-3 under the Exchange Act, and Section 162(m) of the Internal Revenue Code.

As indicated in the section entitled “Board Committees,” the responsibilities of the Committee are discussed in detail in its charter, which is available on our corporate website at www.isilon.com. The primary roles and responsibilities of the Committee are to:

•	Determine the chief executive officer’s compensation, and review and approve compensation for all other executive officers; and

•	Administer stock-based incentive and compensation plans.

The agenda for meetings is determined by the chair of the Committee with the assistance of Gwen E. Weld, our vice president of human resources and organizational development. The Committee’s chair reports the Committee’s determinations and recommendations on compensation to the board of directors.

Our senior management and chief executive officer supports the Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Committee has consulted with a principal of Towers Perrin on matters related to the compensation of our executive officers and other employees.

The Committee has not delegated its authority to grant equity awards to any employee, including any executive officer. The Committee may delegate authority to senior management, including Ms. Weld and our chief executive officer, to fulfill certain administrative duties regarding our compensation and benefit programs.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the company, and that aligns executives’ interests with those of our stockholders by rewarding performance at and above established company performance goals, with the ultimate objective of improving stockholder value. In addition to performance, the Committee evaluates our compensation program in light of the compensation programs of our competition to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. With both performance and competition in mind, the Committee believes executive compensation packages provided by us to our executive officers, including our named executive officers (as listed below), should include both cash and stock-based compensation that rewards performance as measured in several respects described below.

Our compensation philosophy is also based on our belief that creating stockholder value requires not only managerial talent but active participation by all employees. In recognition of this, we try to minimize the number of compensation arrangements that are distinct or exclusive to our executive officers. As discussed below with regard to our executives, we currently provide base salary and long-term equity incentive compensation to all regular full-time domestic and international employees and extend performance-based incentive compensation to a considerable number of our employees beyond our executive officers.

Role of Compensation Consultant

The Committee has the authority under its charter to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. Using this authority, Towers Perrin was first engaged by the Committee in July 2006 to provide competitive information, advice and benchmarking regarding executive officer compensation programs and practices. In addition, Towers Perrin provides services to us regarding director compensation, and salary and equity compensation benchmarking for positions across all levels and departments of our company. The Committee can request information and advice directly from Towers Perrin and may direct management to provide information to Towers Perrin. Towers Perrin is independent from the company as it only provides, and only receives compensation from us for, advice to the Committee on employee and director compensation.

In 2008, the Committee utilized the services of Towers Perrin in analyzing and determining cash and equity compensation for executives. For 2009 compensation, although not yet approved, Towers Perrin has again provided the Committee with market and comparable analyses.

Based on surveys of companies in our peer group (see list below), Towers Perrin provides the Committee with competitive information regarding the three principal components of our executive compensation. This competitive information includes salary ranges, equity compensation ranges (both for new hires and annual stock option grants) and performance-based incentive compensation. The Committee also evaluates general economic conditions and marketplace compensation trends with the assistance of Towers Perrin.

Role of Chief Executive Officer in the Compensation Process

In determining each executive officer’s compensation, the Committee receives input from our chief executive officer, including his recommendations on compensation for the other executive officers. In its deliberations on executive compensation, other than with respect to the chief executive officer, the Committee takes into consideration the conclusions reached by our chief executive officer and his recommendations based on performance reviews, including his recommendations with respect to salary adjustments and annual award amounts. The Committee exercises its discretion in modifying or accepting any recommended adjustments or awards for each executive officer.

2008 Executive Compensation Components and Expectations for 2009

For the fiscal year ended December 31, 2008, the principal components of compensation for our executive officers were:

•	Base salary;

•	Performance-based incentive compensation; and

•	Long-term equity incentive compensation.

The total compensation package of each executive officer for 2008 was weighted in favor of at-risk compensation through both annual performance-based incentive pay and long-term equity incentive compensation. Each of these two components of our executive compensation program links payout to our performance based upon specific pre-established, objective corporate performance measures and the price of our common stock.

As a further reflection of the Committee’s pay-for-performance philosophy, base salary levels for our executive officers (excluding our chief executive officer) in 2008 were targeted at the 50th percentile of the applicable comparative market while bonus opportunity was targeted above the 75th percentile, resulting in total cash compensation targeted between the 50th and 75th percentiles. We expect that our 2009 target compensation percentiles will be consistent with these 2008 target percentiles.

Impact of Financial Restatement

As more fully described in our recently filed annual report on Form 10-K for the fiscal year ended December 31, 2008, we restated our financial statements for the fiscal year ended December 31, 2006, and for the first and second quarters of our fiscal year 2007. The restatement resulted from our audit committee’s internal investigation, which was announced on November 8, 2007, and completed on March 31, 2008, into certain sales to resellers and other customers to determine whether commitments were made that had an impact on the timing and treatment of revenue recognition and whether our internal controls relating to revenue recognition were sufficient. Among the audit committee’s findings, it was determined that no senior executives currently employed by us engaged in any improper practices or were otherwise responsible for improper revenue recognition. The Committee deferred final determination of equity compensation grants to executive officers for 2008 until after completion of the investigation.

Peer Group Companies for 2008

In analyzing our executive compensation program for 2008, the Committee compared certain aspects of compensation, including base salary, annual incentive bonus opportunities, and long-term equity incentives, to those provided by our peer group. This peer group includes companies in the high technology industry with which we compete for executive talent, as well as companies with size, scope and products that are similar to ours. For 2008, our peer group consisted of:

3PAR Inc.

CommVault Systems, Inc.

Data Domain, Inc.

EqualLogic, Inc.

Omniture, Inc.

Rackable Systems, Inc.

Riverbed Technology, Inc.

Base Salary

The base salaries of our chief executive officer and our other executive officers are established based on the scope of their responsibilities and experience, taking into account competitive market compensation based on compensation surveys and benchmarking salaries paid by our peer group. The Committee, in conjunction with Towers Perrin, reviewed the position of our CEO’s base salary, as compared to the peer group, and will consider this in determining compensation for 2009.

The Committee engaged Towers Perrin to assist with compensation benchmarking. Generally, base salaries and new survey data are reviewed by the Committee annually during the fourth fiscal quarter and the Committee considers an adjustment to salary for an executive officer only:

•	When the survey data demonstrates a significant deviation from the market;

•	To recognize outstanding individual performance over the prior year; or

•	To recognize an increase in responsibilities over the prior year.

Even when one of the above circumstances exists, however, a salary adjustment is not automatic.

As described above, for 2008, we targeted base salaries for our executives at the 50th percentile, resulting in the increases noted below for certain of our named executive officers:

Named Executive Officer	2007 Base Salary (Annualized)	2008 Base Salary (Annualized)	% Increase Over 2007
Sujal M. Patel	$250,000	$250,000	0%
William D. Richter	$185,000	$185,000	0%
Keenan M. Conder	$200,000	$200,000	0%
Steven D. Fitz	$225,000	$250,000	11.1%
Gwen E. Weld	$185,000	$200,000	8.1%

For 2009, we expect to hold base salaries for our executives at their current levels. While we expect to continue to emphasize the non-base salary portion of an executive officers’ total compensation, we are mindful that compensation below the higher levels of the market could, in the long run, jeopardize our ability to retain our executive officers.

Performance-Based Incentive Compensation

For 2008, the performance-based incentive compensation for executive officers was comprised of an annual bonus for which 50% was tied to the company’s annual revenue goals, 25% was tied to the company’s annual non-GAAP operating income goals and 25% was tied to company performance goals. For any executive to qualify for any bonus payment tied to the revenue goals, the company must have achieved at least 80% of the goal, and for any executive to qualify for any bonus payment tied to non-GAAP operating income goals, the company must have achieved 100% of the goal. In addition, if the company exceeded its targeted revenue goals, we would have provided executives the opportunity to earn an incremental bonus amount based on the amount the company exceeded the targeted revenue goals. This structure allowed for the executive team to be collectively focused on the core goals for the company and to ensure alignment on priorities.

Steven D. Fitz, our senior vice president of worldwide sales, was eligible for performance-based incentive compensation similar to our other executive officers except that the revenue portion of Mr. Fitz’ annual bonus opportunity was more heavily weighted at 75% and he received the revenue portion of his bonus payout on a quarterly, rather than annual, basis. As head of our sales effort, the Committee determined that the heavier weighting on the revenue component and a quarterly payout opportunity would motivate Mr. Fitz to lead his team to meet or exceed 2008 revenue objectives and to substantially contribute to increasing stockholder value by increasing company sales.

Based on actual results for 2008, the revenue component was achieved at 92%, non-GAAP operating income at 100%, and company performance goals at 57%, for an average payout of 85%.

Named Executive Officer	2008 Target Annual Bonus	2008 Payout Annual Bonus	2008 Target Annual Bonus (Actual% Earned)
Sujal M. Patel	$200,000	$170,564	85.3%
William D. Richter	$50,000	$42,641	85.3%
Keenan M. Conder	$150,000	$127,923	85.3%
Steven D. Fitz	$275,000	$243,148	88.4%
Gwen E. Weld	$150,000	$127,923	85.3%

For 2009, the Committee expects the performance-based incentive program for executive officers to remain consistent with that used for 2008. Although the financial goals for the 2009 program have not yet been established, the Committee intends to set goals that are sufficiently challenging, particularly given the current economic environment, and that require significant year-over-year growth. The Committee will seek to ensure, however, that such goals do not encourage excessive risk-taking on the part of our executive officers.

Long-Term Equity Incentive Compensation

Generally, a significant stock option grant is made in the year in which an executive officer commences employment. This grant is made within our written guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices as well as private and public company executive compensation data, including proportionate share ownership of executive officers in comparable positions to our own executives in relation to total shares outstanding. The size of each grant is generally set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual’s position with us, the state at which the individual joins us, and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion. Adjustments may be made as the Committee deems reasonable to attract candidates in the competitive environment in which we operate.

Subsequent stock option grants may be made at varying times and in varying amounts at the discretion of the Committee. Historically, they have been approved shortly after our annual review cycle in April. During the annual review, the Committee considers annual stock option grants for existing employees, including our executive officers, who have completed at least seven months of service. Each executive officer’s performance during the year is measured during the performance review process, but corporate performance is also considered when annual stock options are granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive for the executive officer to remain in our employ. The stock option will provide a return to the executive officer only if he or she remains employed with us, and then only if the market price of our common stock increases over the stock option term.

Pursuant to our stock option granting policy, when an executive officer is hired, a stock option grant will be made at the first regularly scheduled meeting of the Committee (or unanimous written consent of the Committee) after the executive officer commences employment. Annual stock option grants to executive officers are made at a regularly scheduled meeting of the Committee or by unanimous written consent of the Committee in accordance with the annual schedule described above. Generally, our unanimous consents are executed electronically to ensure the date of approval is certain. With the exception of stock options authorized during a quarterly or other blackout period, the exercise price of stock options is equal to the market closing price of our common stock on the effective date of the Committee’s action. Pursuant to our stock option granting policy, in the event stock options are authorized to our named executive officers during a blackout period, the Committee will identify the first day of our open trading window as the grant date (typically, the start of the third full day following the public release of quarterly financial results) and will identify the market closing price on such grant date as the exercise price of the stock option.

Stock options granted to executive officers generally vest as follows: one-fourth vests one year after the officer’s employment start date and one-twelfth of the remaining shares vest quarterly thereafter over the following three years, subject to the officer’s continued employment with the company. As further described in “Potential Payments Upon Termination or Change in Control” below, in connection with a corporate change of control, a set percentage of an executive officer’s unvested shares may be accelerated.

To date, we have not awarded shares of restricted stock to our executive officers as the Committee believes that stock options currently provide the most appropriate incentive to our executive officers. However, the Committee may make restricted stock grants in the future.

For 2008, the Committee analyzed executive equity compensation data from our peer group based on information prepared by Towers Perrin. The Committee determined that the unvested equity held by executives was relatively low in comparison to the peer group; therefore, additional awards were needed for competitive reasons. Accordingly, in April 2008, the Committee approved grants of stock options to our named executive officers as noted in the table below.

Named Executive Officer	Position Held at Time of Approval	April 2008 Option Grant
Sujal M. Patel	Chief Technology Officer (currently President and Chief Executive Officer)	450,000
William D. Richter	Interim Chief Financial Officer and Vice President Finance	100,000
Keenan M. Conder	Vice President, General Counsel and Corporate Secretary	125,000
Steven D. Fitz	Senior Vice President of Worldwide Sales	300,000
Gwen E. Weld	Vice President of Human Resources and Organizational Development	75,000

For 2009, the Committee will determine annual stock option grants based upon comparative market data, consistent with the practice in 2008.

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our common stock. The Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders. Although we do not have specific share retention or minimum ownership guidelines at this time, our Insider Trading Policy prohibits any of our executive officers, employees or contractors from engaging in any transactions in publicly-traded options, such as puts and calls, and other derivative securities, including any hedging or similar transaction, with respect to our common stock.

Health and Welfare Benefits

Our executive officers receive the same health and welfare benefits offered to other Isilon employees including medical, dental, vision, life, accidental death and dismemberment, and disability insurance; flexible spending accounts; and holiday pay. The same contribution amounts, percentages and plan design provisions are applicable to all employees.

Retirement Program and Stock Purchase Plan

The executive officers may participate in the same tax-qualified, employee-funded 401(k) plan offered to all other employees at Isilon. We currently have no Supplemental Executive Retirement Plan, or SERP, obligations. We do not have any defined benefit retirement plans. The executive officers may also participate in the same employee stock purchase plan that is available to all of our other employees.

Perquisites

We do not provide special benefits or other perquisites to any of our executive officers.

Employment, Severance and Change in Control Arrangements

We have not entered into employment agreements with any of our executive officers. We issued offer letters to our named executive officers when each was recruited for his or her current position that provide for general employment terms and, in some cases, benefits payable to certain named executive officers in connection with the termination of employment, a change in control or other situations. In addition, in the event of a change of control, each of our executive officers has a right to accelerated vesting of his or her stock option pursuant to the terms set forth in our stock option plans.

The Committee considers such plans, agreements and benefits in order to be competitive in the hiring and retention of employees, including executive officers, in comparison with comparable companies with which we compete for talent. In addition, these benefits are intended to retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave the company prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the officers’ interest with those of our stockholders in change in control transactions.

All such arrangements with the named executive officers and the potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on December 31, 2008, are described under “Potential Payments Upon Termination or Change in Control.”

Financial Restatements

The Committee has not adopted a formal policy with respect to whether we will make retroactive adjustments to any cash or equity based compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement.

Tax and Accounting Treatment of Compensation

In our review and establishment of compensation programs and payments, we consider, but do not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments on us and our executive officers. While we may consider accounting and tax treatment, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.

In general, we have determined that we will not necessarily seek to limit executive compensation that is deductible under Section 162(m) of the Internal Revenue Code. We monitor whether it might be in our best interest to comply with Section 162(m), but reserve the right to award future compensation which would not comply with the Section 162(m) requirements for non-deductibility if the Committee concludes that it is in our best interest to do so. We seek to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and therefore the Committee has not adopted a policy requiring all compensation to be deductible. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which require us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

We intend that our plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the Internal Revenue Code. Participation in, and

compensation paid under, our plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A. If our plans, arrangements and agreements as administered fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

COMPENSATION COMMITTEE REPORT

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal 2008 with the company’s management. Based on the review and discussions, the Committee has recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference in our annual report on form 10-K.

Elliott H. Jurgensen, Jr., Chair

Gregory L. McAdoo

James G. Richardson

Matthew S. McIlwain

SUMMARY COMPENSATION

The following table includes information regarding “total compensation,” as defined by the proxy disclosure rules applicable to executive compensation, earned by our named executive officers during the 2008 and 2007 fiscal years, to the extent such individuals were named executive officers during each such fiscal year. None of the individuals served as named executive officers for fiscal year 2006. Our named executive officers include: Sujal M. Patel, who served as our principal executive officer during fiscal 2008; William D. Richter, who served as principal financial officer during fiscal 2008; and Steven D. Fitz, Keenan M. Conder and Gwen E. Weld, the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2008. Columns required by SEC rules are omitted where there is no amount to report.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Sujal M. Patel	2008	252,884	—	306,180	170,564	—	729,628
president and chief executive officer	2007	196,153	—	45,032	44,825	—	286,010

William D. Richter(4)	2008	187,135	50,000	196,660	42,641	—	476,436
chief financial officer and vice president of finance	2007	149,931	75,000	137,601	21,750	—	384,282

Steven D. Fitz(5)	2008	245,115	—	581,705	243,148	—	1,069,968
senior vice president of worldwide sales and services	2007	234,860	—	299,250	71,740		605,850

Keenan M. Conder	2008	202,308	—	322,121	127,923	—	652,352
vice president general counsel and corporate secretary

Gwen E. Weld	2008	197,923	—	302,675	127,923	—	628,521
vice president of human resources and organizational development	2007	173,558	—	260,791	33,411	—	467,760

(1)	Amounts shown reflect the accounting expense recognized by us for financial statement reporting purposes in accordance with SFAS 123(R), disregarding any estimate of forfeitures during the year, but accounting for any actual forfeitures by a named executive officer during the fiscal year. For information on the assumptions used to calculate the value of the awards, refer to note 8 of our consolidated financial statements in our form 10-K for the fiscal year ended December 31, 2008. These amounts do not reflect whether the named executive officer has actually realized a financial benefit from the award.
(2)	Amounts disclosed under “Non-Equity Incentive Plan Compensation” reflect the cash awards earned by the named executive officers, as discussed in further detail under the heading “Performance-Based Incentive Compensation.”
(3)	None of our named executive officers received any other compensation during the fiscal year that was not provided to all employees generally.
(4)	Our named executive officers do not typically receive discretionary cash bonuses. Since the third quarter of 2007, Mr. Richter has received cash payments as compensation for agreeing to serve as our interim chief financial officer. On March 8, 2009, the board of directors named Mr. Richter as the company’s chief financial officer.
(5)	Mr. Fitz, our senior vice president of worldwide sales, was eligible for performance-based incentive compensation similar to our other executive officers except that Mr. Fitz received the revenue portion of his bonus payout on a quarterly, rather than annual, basis.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to the fiscal 2008 grants of plan-based awards to the named executive officers. Columns required by SEC rules are omitted where there is no amount to report.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)(2) Target($)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Sujal M. Patel	N/A	200,000			—
	5/12/08		450,000	(4)	4.76	837,540
William D. Richter	N/A	50,000			—
	5/12/08		100,000	(4)	4.76	186,120
Steven D. Fitz	N/A	275,000			—
	5/12/08		300,000	(5)	4.76	558,360
Keenan M. Conder	N/A	150,000			—
	5/12/08		125,000	(5)	4.76	232,650
Gwen E. Weld	N/A	150,000			—
	5/12/08		75,000	(5)	4.76	139,590

(1)	The cash bonus awards were earned in 2008. The actual amount paid to each of the named executive officers for 2008 is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)	There was no set “Threshold” or “Maximum” payout established with respect to our 2008 non-equity incentive plan awards, pursuant to the related description of the subjective discretion exercisable as more fully described under the heading “Performance-Based Incentive Compensation.”
(3)	Represents the fair value of each stock option as of the date it was granted, computed in accordance with SFAS 123(R).
(4)	These non-qualified stock options vest at the rate of 25% on October 24, 2008, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on October 24, 2011.
(5)	These non-qualified stock options vest at the rate of 25% on April 15, 2009, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on April 15, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows the unexercised stock options held by our named executive officers at the end of fiscal year 2008. No named executive officer has any other outstanding form of equity award.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Sujal M. Patel	43,750	(1)	0		0.22	3/10/2015
	57,719	(2)	21,447	(2)	0.82	2/13/2016
	45,831	(3)	20,835	(3)	0.82	3/30/2016
	11,625	(4)	19,375	(4)	12.21	4/30/2017
	112,500	(5)	337,500	(5)	4.76	5/12/2018
William D. Richter	50,000	(6)	50,000	(6)	13.00	12/14/2016
	2,812	(4)	4,688	(4)	12.21	4/30/2017
	25,000	(5)	75,000	(5)	4.76	5/12/2018
Steven D. Fitz	135,000	(7)	225,000	(7)	13.80	5/16/2017
	0	(8)	300,000	(8)	4.76	5/12/2018
Keenan M. Conder	75,000	(9)	125,000	(9)	14.24	6/18/2017
	0	(8)	125,000	(8)	4.76	5/12/2018
Gwen E. Weld	90,274	(10)	76,392	(10)	6.12	10/17/2016
	15,750	(4)	26,250	(4)	12.21	4/30/2017
	0	(8)	75,000	(8)	4.76	5/12/2018

(1)	The option award vests at the rate of 25% on November 15, 2005, and 1/36th of the remaining shares monthly thereafter, such that the shares fully vested on November 15, 2008.
(2)	The option award vests at the rate of 25% on January 1, 2007, and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on January 1, 2010.
(3)	The option award vests at the rate of 25% on March 10, 2007, and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on March 10, 2010.
(4)	The option award vests at the rate of 25% on April 15, 2008, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on April 15, 2011.
(5)	The option award vests at the rate of 25% on October 24, 2008, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on October 24, 2011.
(6)	The option award vests at the rate of 25% on December 13, 2007, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on December 13, 2010.
(7)	The option award vests at the rate of 25% on April 30, 2008, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on April 30, 2011.
(8)	The option award vests at the rate of 25% on April 15, 2009, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on April 15, 2012.
(9)	The option award vests at the rate of 25% on June 11, 2008, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on June 11, 2011.
(10)	The option award vests at the rate of 25% on October 17, 2007, and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on October 17, 2010.

OPTION EXERCISES AND STOCK VESTED

None of our named executive officers exercised stock options during fiscal 2008. We have not granted any stock awards to date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As discussed below, stock option awards granted to our named executive officers accelerate upon a change in control. Also, some of the named executive officers have agreements that would provide them with additional benefits upon certain termination or change in control events as further described below. Unless noted below, the named executive officers are not entitled to any benefits upon death or disability beyond what is available to all of our employees.

Acceleration

In addition to certain acceleration provisions applicable to all employees under our stock plans, the named executive officers are entitled to additional acceleration of the shares underlying their stock option grants upon the occurrence of the following events:

•

Amended and Restated 2001 Stock Plan: The stock options granted to our executive officers will vest with respect to an additional 25% of the number of shares subject to the stock options that remain unvested if a change of control occurs and the named executive officer’s employment is terminated without cause or such named executive officer is subject to involuntary termination (as defined in the 2001 Stock Plan) within twelve months following the change of control. A change of control is defined as: (i) a merger or consolidation of Isilon after which our stockholders own 50% or less of the voting power of the surviving corporation or its parent company or (ii) a sale of all or substantially all of our assets.

•

2006 Equity Incentive Plan: The stock options granted to our executive officers will vest with respect to 25% of the unvested number of shares subject to the stock option if a change of control occurs and will vest as to an additional 25% of the unvested shares if such named executive officer’s employment is terminated without cause (as defined in the 2006 Equity Incentive Plan) within 12 months after the consummation of a change in control. A change of control is defined as: (i) a merger of Isilon after which our own stockholders own 50% or less of the surviving corporation or its parent company, (ii) a sale of all or substantially all of our assets, or (iii) a change in the composition of the board occurring within a 2-year period as of a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the 2006 Equity Incentive Plan).

Severance

As noted above under the heading “Employment, Severance and Change in Control Arrangements,” only one of our named executive officers has severance provisions in his offer letter that may be realized upon termination of employment. The following description is based upon the terms of such offer letter and the assumption that the severance provision was triggered as of December 31, 2008:

Steven D. Fitz. If we terminate Mr. Fitz’ employment for any reason other than cause or if he resigns for good reason (each as defined in his offer letter), he will be entitled to receive an immediate lump sum payment of his then-current base salary (which is currently $250,000) or $225,000 on an annualized basis, whichever is greater, and reimbursement of COBRA payments for a period of six months (which is currently $1,214 per month).

In the case of the above severance payment, the reimbursement of COBRA premiums will cease to the extent that Mr. Fitz obtains equivalent health coverage from another employer during the severance period. To obtain the continued salary and COBRA severance benefits listed above, Mr. Fitz would be required to execute a release agreement, containing, among other things, a full release of claims, a non-disparagement provision and his agreement to comply with the terms of his confidentiality and non-compete agreement, the terms of which prohibit him from engaging in specified competitive activities and soliciting company employees, customers, suppliers or other business relations for a period of 12 months following the date of his termination.

Estimated Payments

The table below sets forth potential benefits that each named executive officer would be entitled to receive upon termination of employment or change in control in the situations outlined above. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at December 31, 2008. Values for stock option grants are based on our closing price of $3.29 on December 31, 2008. The table below does not include amounts to which the named executive officers would be entitled that are already described in the compensation tables appearing earlier in this proxy statement, including the value of equity awards that have already vested.

As of December 31, 2008, the exercise price of all stock options granted to our named executive officers under our 2006 Equity Incentive Plan exceeded the closing price of our stock on such date. Accordingly, the following table reflects the value that would have been received by each of our named executive officers in connection with the accelerated vesting of outstanding stock options that remained exercisable under the 2001 Stock Plan and, in the case of Ms. Weld, additional shares purchased under certain stock options that remain subject to a repurchase right by the company, under such 2001 Stock Plan.

Name	Severance Amount ($)	Accelerated Vesting of Stock Options ($)	Health Insurance Coverage ($)	Total ($)
Sujal M. Patel	0	3,596	0	3,596
William D. Richter	0	0	0	0
Steven D. Fitz	250,000	0	7,284	257,284
Keenan M. Conder	0	0	0	0
Gwen E. Weld	0	9,755	0	9,755

DIRECTOR COMPENSATION

Our employee directors are not paid any fees for services as members of the board of directors or any board committee. Non-employee directors, with the exception of Messrs. Fidelman, McAdoo and McIlwain who have beneficial holdings of our stock through their respective partnerships and have waived the right to receive compensation, receive cash compensation for their services as non-employee members of the board of directors in the following amounts:

Annual retainer for service on the board	$30,000
Additional annual retainer for chairman	$10,000
Additional annual retainer for audit committee chair	$10,000
Additional annual retainer for other committee chairs	$5,000
Additional annual retainer for audit committee members	$5,000
Additional annual retainer for other committee members	$2,500

This cash compensation is paid monthly in arrears on the 15th of each month. Payments are prorated for any partial month of service.

Compensation for our directors was designed to result in compensation competitive with that provided by our peer group.

Three of our non-employee directors have received options to purchase shares of our common stock under our 2001 Stock Plan in connection with their commencement of service on our board of directors. In October 2004, we granted an option to purchase 166,666 shares of common stock at an exercise price of $0.22 per share to Mr. Ruckelshaus; in April 2006, we granted an option to purchase 166,666 shares of common stock at an exercise price of $1.35 per share to Mr. Jurgensen; and in October 2006 we granted an option to purchase 166,666 shares of common stock at an exercise price of $6.12 per share to Mr. Richardson. Each of these options has the following four-year vesting schedule: 25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and 1/36th of the remaining shares subject to the option vest each month thereafter. In the event of certain change of control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, the vesting of all shares subject to each option will accelerate fully.

Under the terms of our 2006 Equity Incentive Plan, non-employee directors who first join our board of directors will receive an initial option for the number of shares determined by the board at that time with an exercise price equal to the closing price of our common stock on the date of grant. The grant of these options will occur on or about the date when the director first takes office and the option will vest as determined by the board of directors at that time. At the time of each of our annual stockholders’ meetings beginning in 2007, each non-employee director who has served for at least the preceding ten months and who will continue to be a director after that meeting will automatically be granted an option to purchase 20,000 shares of our common stock that will vest in full on the day prior to the next year’s annual stockholder meeting with an exercise price equal to the closing price of our common stock on the date of grant. A new non-employee director who receives an initial option award will not receive a 20,000-share annual option award in the same calendar year.

In February 2008, our board of directors granted Mr. van Oppen an option to purchase 75,000 shares of common stock under the 2006 Equity Incentive Plan at an exercise price of $5.46 per share in connection with his commencement of service on our board of directors. The option has the following four-year vesting schedule: 25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and 1/12th of the remaining shares subject to the option vest quarterly thereafter. In addition, in June 2008, our board of directors granted Mr. Jurgensen an option to purchase 5,000 shares of our common stock under the 2006 Equity Incentive Plan at an exercise price of $4.87 per share as a special recognition award. The option vested 100% on the date of grant.

Director Summary Compensation Table

The following table sets forth the compensation of our non-employee directors in fiscal year 2008:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Elliott H. Jurgensen, Jr.	45,000	85,428	130,428
James G. Richardson	37,500	161,718	199,218
William D. Ruckelshaus	50,000	45,918	95,918
Peter H. van Oppen	32,097	36,327	68,424
Barry J. Fidelman, Gregory L. McAdoo and Matthew S. McIlwain(8)	—	—	—

(1)	The option awards reflected in the calculation of this cost are identified in footnote 3 below.
(2)	Amounts shown reflect the accounting expense recognized by us for financial statement reporting purposes in accordance with SFAS 123(R), disregarding any estimate of forfeitures during the year, and do not reflect whether such individual has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to note 8 of our consolidated financial statements in our form 10-K for the fiscal year ended December 31, 2008.

(3)	The following table shows the aggregate number of option awards outstanding for each director as of December 31, 2008, as well as the grant date fair value of option awards made during 2008 which represents the fair value of each stock option as of the date it was granted, computed in accordance with SFAS 123(R):

Name	Aggregate Option Awards As of December 31, 2008 (#)	Grant Date Fair Value of Option Awards Made During 2008 ($)
Elliott H. Jurgensen, Jr.	211,666	36,410	(4)
James G. Richardson	186,666	29,078	(5)
William D. Ruckelshaus	206,666	29,078	(6)
Peter H. van Oppen	75,000	158,752	(7)

(4)	Mr. Jurgensen received: (i) an annual automatic option award of 20,000 shares in fiscal year 2008, the grant date fair value of which was $1.4539 per share and (ii) a special recognition grant of 5,000 shares in fiscal year 2008, the grant date fair value of which was $1.4664 per share.
(5)	Mr. Richardson received an annual automatic option award of 20,000 shares in fiscal year 2008, the grant date fair value of which was $1.4539 per share.
(6)	Mr. Ruckelshaus received an annual automatic option award of 20,000 shares in fiscal year 2008, the grant date fair value of which was $1.4539 per share. There was no dollar amount recognized in connection with the option award made to Mr. Ruckelshaus in 2004 for financial statement reporting purposes with respect to the 2008 fiscal year in accordance with SFAS 123(R).
(7)	Mr. van Oppen received an initial option award of 75,000 shares in fiscal year 2008. The grant date fair value of the option issued was $2.1167 per share.
(8)	Messrs. Fidelman, McAdoo and McIlwain waived each of his right to receive cash and equity compensation.

OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval and Ratification of Transactions with Related Persons

Our “Code of Business Conduct and Ethics” contains procedures pertaining to the review and approval by the audit committee of transactions between Isilon and its directors, employees, officers and their immediate family members, and entities with which they have a position or relationship. The charter of the audit committee affirms the audit committee’s responsibility for the review and approval of proposed transactions involving potential conflicts of interest, including, specifically, all proposed related party transactions. We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Transactions

Current SEC regulations define a related party transaction to include any transaction, arrangement or relationship involving an amount in excess of $120,000 in which Isilon was or is to be a participant and in which any of the following related persons had or will have a direct or indirect material interest in such transaction, arrangement or relationship: (i) an executive officer, director or director nominee of Isilon, (ii) a beneficial owner of more than five percent of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than five percent of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons.

We have determined that there were no related party transactions to disclose in fiscal year 2008.

Indemnification Agreements

In addition to the indemnification provisions contained in our amended and restated certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director and officer against expenses (including attorneys’ fees), judgments, fines, and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than such liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. In our April 2007 offer letter to Steven D. Fitz, our senior vice president of worldwide sales, we agreed, subject to certain limitations, to indemnify, defend and hold Mr. Fitz harmless, up to a collective maximum amount of $700,000, against any and all attorneys’ fees, related legal expenses, and certain agreed-upon economic losses actually and reasonably incurred by him in connection with any threatened or pending action, suit or proceeding related to a specific matter. Some aspects of this indemnification arrangement are of a confidential nature. We also provide director and officer liability insurance to our directors and officers at our expense.

On November 1, 2007, a putative class action complaint was filed in the U.S. District Court for the Western District of Washington against us and certain of our current and former directors and officers. The complaint asserts claims under Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated there under, as well as under Sections 11, 12 and 15 of the Securities Act of 1933. Substantially similar complaints were filed in the same court on December 12, 2007, and December 17, 2007. These cases, which were subsequently consolidated, purport to be brought on behalf of a class of purchasers and acquirers of our stock during the period December 16, 2006, to October 3, 2007. Plaintiffs allege that the defendants violated the federal securities laws during this period of time by, among other things, issuing a false and misleading registration statement and prospectus in connection with our December 16, 2006, initial public offering, and by thereafter publicly misrepresenting our current and prospective business and financial results. Plaintiffs claim that, as a result of these alleged wrongs, our stock price was artificially inflated during the purported class period. Plaintiffs are seeking unspecified compensatory damages, interest, an award of attorneys’ fees and costs, and injunctive relief. On December 29, 2008, the Court granted in part and denied in part the defendants’ motions to dismiss the consolidated amended complaint. The Section 12 claims were dismissed as against defendants Isilon, its former chief executive officer Steven Goldman, and its former chief financial officer Stuart W. Fuhlendorf, as were the Section 10(b) claims against Isilon directors William D. Ruckelshaus and Matthew S. McIlwain. The Court denied the remainder of the defendants’ motions. All remaining defendants filed answers to the complaint on January 30, 2009.

In addition, on March 18, 2008, a shareholder derivative action was filed in the Superior Court of the State of Washington (King County), allegedly on behalf of and for the benefit of Isilon, against certain of our current and former directors and officers. Isilon was named as a nominal defendant. The derivative complaint alleges that the individual defendants breached fiduciary duties owed to us by publicly misrepresenting our business prospects, and by failing to properly account for certain revenues earned in our fiscal year ended December 31, 2006, and first and second quarters in fiscal 2007. A substantially similar complaint was filed in the same court on March 24, 2008. The complaints seek unspecified damages and equitable relief, disgorgement of compensation, attorneys’ fees, costs, and expenses. Because the complaints are derivative in nature they do not seek monetary damages from us. However, we may be required throughout the course of the action to advance the legal fees and costs incurred by the individual defendants.

Under Delaware law, our amended and restated certificate of incorporation, our bylaws, and indemnification agreements between us and our executive officers and directors, we may have an obligation to indemnify current and former officers and directors in relation to these matters. Such indemnification may have a material adverse effect on our business, results of operations, and financial condition to the extent insurance does not cover our costs. The insurance carriers that provide our directors’ and officers’ liability policies may seek to rescind or deny coverage with respect to pending investigations or actions in whole or in part or we may not have sufficient coverage under such policies, in which case our business, results of operations, and financial condition may be materially and adversely affected.

ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K

If you were a registered or beneficial stockholder on the record date, our 2008 annual report to stockholders on form 10-K, including financial statements for the year ended December 31, 2008, accompanies, or has been mailed immediately prior to the mailing of, this proxy statement. The annual report on form 10-K is also available at https://www.sendd.com/EZproxy/?project_id=148 and on our website at www.isilon.com, by clicking on “Company,” then “Investor Relations” and then “Financial Reports.” If requested, we will provide you copies of any exhibits to the form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the form 10-K by writing to Investor Relations, Isilon Systems, Inc., 3101 Western Avenue, Seattle, Washington 98121.

STOCKHOLDER PROPOSALS FOR 2010 MEETING

Stockholders of Isilon may submit proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to the corporate secretary of Isilon in a timely manner. In order to be included in our proxy materials for the annual meeting of stockholders to be held in the year 2010, stockholder proposals must be received by our corporate secretary no later than December 1, 2009, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, our bylaws establish an advance notice procedure with regard to business brought before an annual meeting, including stockholder proposals not included in our proxy statement. For nominations or other business to be properly brought before the 2010 annual meeting by a stockholder, such stockholder must provide written notice delivered to the corporate secretary of Isilon one hundred twenty (120) days prior to the anniversary of the mailing of this proxy statement (i.e. December 1, 2009, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, for notice by the stockholder to be timely it must be received no later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting and ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. A copy of the full text of the bylaws governing the notice requirements set forth above will be provided to any stockholder upon written request directed to our corporate secretary.

OTHER BUSINESS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Isilon.

Keenan M. Conder
Vice President, General Counsel and Corporate Secretary

Dated: March 31, 2009

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

Isilon Systems, Inc.

The undersigned hereby appoints Sujal M. Patel and William D. Richter, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Isilon Systems, Inc. common stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders of the company to be held on April 20, 2009, or any adjournment thereof, with all powers that the undersigned would possess if present at the meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

You can now access your Isilon Systems, Inc. account online.

Access your Isilon Systems, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Isilon Systems, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status

• View certificate history

• View book-entry information

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• Make address changes

• Obtain a duplicate 1099 tax form

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Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

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Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-854-4575

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes as indicated in this example X

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

FOR WITHHOLD *EXCEPTIONS

ALL FOR ALL

1. ELECTION OF CLASS III DIRECTORS

Nominees:

01 James G. Richardson

02 Matthew S. McIlwain

03 Peter H. van Oppen

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

3. APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box. WILL ATTEND

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY

Mark Here for Address Change or Comments

SEE REVERSE

This proxy, when properly executed, will be voted in the manner directed on this proxy card. Management recommends a vote FOR all nominees designated on this proxy card and FOR proposals 2 and 3. If no specification is made, a vote FOR all nominees and FOR proposals 2 and 3 will be entered. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Signature

Signature

Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Isilon Systems, Inc.

INTERNET

http://www.proxyvoting.com/isln

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at:

https://www.sendd.com/ezproxy/?project_id=148

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